Exhibit T3B.41

BROADER MEDIA HOLDINGS, LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) dated and effective as of December 13, 2018 by and between Clear Channel Holdings, Inc. and Clear Channel Mexico Holdings, Inc. (collectively, the “Members”).

W I T N E S S E T H:

WHEREAS, Broader Media Holdings, LLC (the “Company”) was formed by the filing of a Certificate of Formation (the “Certificate of Formation”) pursuant to the Delaware Limited Liability Company Act (the “Delaware Act”) on December 3, 2015;

WHEREAS, Clear Channel Holdings, Inc. entered into a Limited Liability Company Agreement of the Company on December 13, 2018;

WHEREAS, the parties hereto desire Clear Channel Mexico Holdings, Inc. to become a member of the Company and party to this Agreement; and

WHEREAS, the signatories hereto desire to set forth certain of their respective rights and obligations with respect to the Company pursuant to the Delaware Act.

NOW, THEREFORE, the signatories hereto agree as follows:

1. Formation. [RESERVED]

2. Name. The name of the Company is Broader Media Holdings, LLC.

3. Term. The term of the Company commenced upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, and shall be perpetual, unless sooner dissolved in accordance with Section 13 hereof.

4. Principal Place of Business, Registered Office; Registered Agent.

(a) The principal place of business of the Company shall be located at such place as the Members shall determine and the Company may change such principal place of business or establish other places of business as the Members may from time to time deem advisable.

(b) The address of the registered office of the Company in the State of Delaware is as set forth in the Certificate of Formation.

(c) The name and address of the registered agent for service of process on the Company in the State of Delaware is as set forth in the Certificate of Formation.

5. Nature of Business Permitted; Powers. The Company shall (i) have the power and authority to carry on any lawful business, purpose or activity not prohibited under the Delaware Act and (ii) possess and may exercise all the powers and privileges granted by the Delaware Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company.

6. Members. Clear Channel Holdings, Inc. and Clear Channel Mexico Holdings, Inc. shall each be a “member” (as such term is defined in the Delaware Act) of the Company.

7. Management. The management of the Company shall be vested in Clear Channel Holdings, Inc. (in such capacity, the “Manager”), which may from time to time engage or employ such other agents and employees (“Representatives”) as it may deem advisable, each of whom shall perform such duties as the Manager may from time to time determine. The Manager may, at any time, remove, with or without cause, any person serving as a Representative. As used herein, “person” shall mean any individual, corporation, partnership, association, limited liability company, trust or other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

8. Officers. The Members shall have the power to appoint agents (who may be referred to as officers) to act for the Company with such titles, if any, as the Members deem appropriate and to delegate to such officers or agents. The officers or agents so appointed may include persons holding titles such as Chair, Chief Executive Officer, President, Executive Vice President, Vice President, Chief Operating Officer, Chief Financial Officer, Treasurer, Secretary or Controller. Any officers so appointed will have such authority and perform such duties as the Members may, from time to time, delegate to them. Any number of offices may be held by a single person. The Members may, at any time, remove, with or without cause, any person serving as an officer or an agent. The initial officers are set forth on the attached Schedule 1.

9. Capital Contribution. The initial capital contribution of each Member to the Company is reflected on the books and records of the Company. Except as the Members may otherwise agree in writing, the Members shall not be under any obligation to make any further capital contributions to the Company. The Company shall maintain a separate capital account for the Members. If any Member makes additional capital contributions to the Company, such Member’s Capital Account and the Members’ Percentage Interests (as defined below) shall be adjusted accordingly. “Capital Account” shall mean the account maintained for each Member in accordance with Section 704(b) of the Internal Revenue Code of 1986 (the “Code”), as amended, and the rules of Treasury Reg. Section 1.704-1(b), which account (i) is increased by the amount of cash and the fair market value of property contributed to the Company as shown on the books of the Company upon such contribution (net of liabilities assumed by the Company and liabilities to which such contributed property is subject) by such Member and such Member’s share of Profits (as defined below), including income exempt from tax, and (ii) is decreased by the amount of cash and the fair market value of property distributed to such Member as shown on the books of the Company (net of liabilities assumed by such Member and liabilities to which such distributed property is subject) and such Member’s share of Losses (as defined below).

10. Allocation of Profits and Losses.

(a) The Company’s profits and losses for federal income tax purposes, including, without limitation, each item of Company income, gain, loss, or deduction (as applicable, the “Profits” or “Losses”) shall be allocated to the Capital Accounts of the Members pro rata in accordance with each Member’s Percentage Interest. “Percentage Interest” shall mean the interest of a Member expressed as a percentage of the whole. The initial Percentage Interest of each Member as of the date hereof is set forth on Schedule 2, which schedule shall be amended from time to time in accordance with the terms of this Agreement.

(b) Profits and Losses with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Section 704(c) of the Code so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its book value in the manner determined by the Manager.

11. Distributions. Distributions shall be made to the Members at the times and in the amounts determined by the Manager. Such distributions shall be apportioned between the Members pro rata in accordance with their respective Percentage Interests. Distributions shall not constitute a return of capital contributions by the Members unless specifically designated as such by the Manager.

12. Withholding and Certain Taxes.

(a) If the Company or any other person in which the Company holds an interest is obligated to pay any amount to a governmental agency or body or to any other person (or otherwise makes a payment) because of a Member’s status or otherwise specifically attributable to a Member (including non-U.S. taxes, U.S. federal withholding taxes with respect to non-U.S. Members, U.S. state withholding taxes, U.S. state unincorporated business taxes and any taxes arising under Sections 6221 through 6241 of the Code, as amended by the Bipartisan Budget Act of 2015, together with any guidance issued thereunder or successor provisions and any similar provision of state or local tax laws (the “Partnership Tax Audit Rules”)), then such Member (the “Reimbursing Member”) shall reimburse the Company in full for the entire amount paid (including any interest, penalties and expenses associated with such payment) or such amount shall be offset against distributions to which such Member is otherwise entitled under Section 11 hereof.

(b) A Reimbursing Member’s obligation to make reimbursements to the Company under this Section 12 shall survive the transfer, forfeiture or other disposition of the Reimbursing Member’s interest and the dissolution, liquidation, winding up and termination of the Company, and, to the maximum extent not prohibited by applicable law, for purposes of this Section 12, the Company shall be treated as continuing in existence.

13. Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the first to occur of the following:

(a) the written consent of the Members;

(b) the dissolution or withdrawal of the Members; or

(c) the entry of a decree of judicial dissolution of the Company pursuant to Section 18-802 of the Delaware Act.

14. Winding Up. Upon the dissolution of the Company, the Members may, in the name of and for and on behalf of the Company, prosecute and defend suits, whether civil, criminal or administrative, sell and close the Company’s business, dispose of and covey the Company’s property, discharge the Company’s liabilities and distribute to the Members any remaining assets of the Company, all without affecting the liability of the Members. Upon winding up of the Company, the assets shall be distributed as follows:

(a) first, to the payment of the expenses of the winding-up, liquidation and dissolution of the Company;

(b) second, to the payment and discharge of the claims of all creditors of the Company (other than the Members); and

(c) third, to the Members in accordance with their respective positive Capital Account balances, after taking into account all adjustments to their Capital Accounts for all periods (including any allocations for the fiscal year in which such dissolution occurs), in compliance with Treasury Reg. Section 1.704-1(b)(2)(ii)(b)(2).

15. Articles of Dissolution. Within ninety days following the dissolution and the commencement of winding up of the Company, or at any other time there are no members of the Company, articles of dissolution shall be filed with the Delaware Secretary of State pursuant to the Delaware Act.

16. Termination. Upon completion of the dissolution, winding up, liquidation, and distribution of the assets of the Company, the Company shall be deemed terminated.

17. Liability.

(a) Except as otherwise provided in the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither the Members nor any partner, manager or other affiliate, agent or representative of the Members, nor any officer, director, manager, employee, stockholder, member, partner or other affiliate, agent or representative of any such person, nor any of the heirs, executors, successors or assigns of any of the foregoing (together with the Representatives, the “Indemnified Persons”), shall be obligated personally for any such debt, obligation or liability.

(b) Except as otherwise expressly required by law, or as otherwise agreed to by the Members in writing, the Members, in their capacity as the members of the Company, shall have no liability in excess of (i) the amount of their respective capital contribution to the Company, (ii) the amount standing in its Capital Account with the Company and (iii) the amount of any distributions made by the Company to the Members in violation of Section 18-607 of the Delaware Act.

18. Exculpation. Neither the Members nor any other Indemnified Person shall be personally liable to the Company for the repayment of any distributions made by the Company to the Members or for any other act or omission by such Indemnified Person in connection with the conduct of affairs of the Company, this Agreement or the matters contemplated herein except as a result of such person’s willful misfeasance, bad faith or gross negligence.

19. Indemnification.

(a) The Company shall indemnify and hold harmless each Member and each other Indemnified Person from and against any and all losses, claims, demands, costs, damages, liabilities (joint or several), expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative, arbitral or investigative, in which such Indemnified Person is or was involved, may be involved, or is threatened to be involved, as a party or otherwise, arising out of (i) any action or inaction on the part of the Company, (ii) any action or inaction on the part of the Indemnified Person in connection with the business and affairs of the Company, (iii) this Agreement, (iv) any Member’s status as a member or Manager of the Company or any Representative’s status as a representative of the Company or (v) any action taken by the Members or any Representative under this Agreement or otherwise on behalf of the Company (collectively, “Liabilities”), regardless of whether the Members continue to be members of the Company and regardless of whether the Indemnified Person continues to fall within the definition of Indemnified Person contained in Section 17 hereof, to the fullest extent permitted by the Delaware Act and all other applicable laws; provided, that an Indemnified Person shall be entitled to indemnification hereunder only to the extent that such Indemnified Person’s conduct did not constitute willful misfeasance, bad faith or gross negligence. The termination of any proceeding by settlement, judgment, order, conviction, or upon a plea of nolo  contendere or its equivalent shall not, in and of itself, create a presumption that such Indemnified Person’s conduct constituted willful misfeasance, bad faith or gross negligence.

(b) Expenses incurred by an Indemnified Person in defending any claim, demand, action, suit or proceeding subject to Section 19(a) shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined that such person is not entitled to be indemnified as authorized in Section 19(a).

(c) The indemnification provided by this Section 19 shall be in addition to any other rights to which an Indemnified Person may be entitled under any agreement, as a matter of law or equity or otherwise, and shall inure to the benefit of the heirs, successors, assigns and administrators of each Indemnified Person.

(d) The Company may purchase and maintain insurance, at the Company’s expense, on behalf of one or more of the Indemnified Persons and such other persons as the Members shall determine, against any liability that may be asserted against, or any expense that may be incurred by, such person in connection with the activities of the Company or such persons’ acts or omissions in respect of the Company regardless of whether the Company would have the power to indemnify such person against such liability or expense under the provisions of this Agreement.

(e) Any indemnification under this Section 19 shall be satisfied solely out of the assets of the Company. The Members shall not be subject to personal liability or required to fund or cause to be funded any obligation by reason of these indemnification provisions.

20. Other Activities Permitted. This Agreement shall not be construed in any manner to preclude any Member, any Representative or any of other Indemnified Person from engaging in any activity whatsoever permitted by applicable law (whether or not such activity might compete, or constitute a conflict of interest, with the Company) and no such person shall have any obligation to present or otherwise make available to the Company any business opportunity of which that such person may become aware.

21. Governing Law. This Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws or choice of law rules or provisions.

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IN WITNESS WHEREOF, the undersigned hereby evidences its agreement to the terms and conditions hereof by executing and delivering this Agreement as of the date first above written.

CLEAR CHANNEL MEXICO HOLDING, INC.

By:	/s/ Richard J. Bressler

Name: Richard J. Bressler
Title: Authorized Signatory

[A&R LLC Agreement of Broader Media Holdings, LLC]

IN WITNESS WHEREOF, the undersigned hereby evidences its agreement to the terms and conditions hereof by executing and delivering this Agreement as of the date first above written.

Members:

CLEAR CHANNEL HOLDINGS, INC.

By:	/s/ Lauren Dean

Name: Lauren Dean
Title: Senior Vice President and
Associate General Counsel

[A&R LLC Agreement of Broader Media Holdings, LLC]

Schedule 1

Bick, Scott T.	Senior Vice President-Tax

Bressler, Richard J.	President and Chief Financial Officer

Coleman, Brian D.	Senior Vice President, Treasurer and Assistant Secretary

Dean, Lauren E.	Vice President, Assistant General Counsel and Assistant Secretary

Walls, Robert H. Jr.	Executive Vice President, General Counsel and Secretary

Schedule 2

(as of December     , 2018)

Members	Percentage Interests
Clear Channel Holdings, Inc.	99%
Clear Channel Mexico Holdings, Inc.	1%